Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-11598, 72320 and 138022) pertaining to the 1990 Trintech Group PLC Share Option Scheme; the 1997 Trintech Group PLC Share Option Scheme, as amended; the 1998 Trintech Group PLC Directors and Consultants Option Scheme, as amended; the Exceptis Technologies Limited Share Option Scheme; the 1999 Trintech Group PLC Employee Purchase Plan, as amended; and the 1999 Trintech Group PLC U.S. Employee Share Purchase Plan, as amended; the Registration Statement (Form S-8 No. 333-145642) pertaining to the Trintech Group PLC Share Option Plan 2007 and the Trintech Group PLC Share Option Plan for Directors and Consultants 2007; the Registration Statement (Form F-3 No. 333-116087) pertaining to the disposition of 300,000 outstanding ordinary shares, represented by 150,000 American Depositary Shares, of the Company; and the Registration Statement (Form F-3 No. 333-156320) pertaining to the disposition of 1,015,500 outstanding ordinary shares, represented by 507,750 American Depositary Shares, of the Company, of our report dated May 29, 2009, with respect to the consolidated financial statements and schedule of Trintech Group PLC included in this Annual Report (Form 20-F) for the year ended January 31, 2009.

/s/ Ernst & Young

Dublin, Ireland

May 29, 2009